Exhibit 99.1

First Titan Corp. Acquired

AngioSoma, Inc.

Houston, Texas (June 22, 2016) – First Titan Corp. (OTCQB: FTTN) (the “First Titan”) is proud to announce the acquisition of AngioSoma, Inc., (OTCQB: SOAN (the “Company”).  The acquisition of AngioSoma, Inc. provides diversification for First Titan outside of the depressed oil & gas industry under the new name AngioSoma, Inc. and significant upside potential with the intellectual property owned by AngioSoma, Inc.

AngioSoma, Inc. is a clinical stage biotechnology company focused on improving the effectiveness of current standard-of-care treatments, especially related to endovascular interventions in the treatment of peripheral artery disease (PAD).  The Company is developing its lead product, a drug candidate called LiprostinTM for the treatment of peripheral artery disease or PAD which has completed FDA Phase I and three Phase II clinical trials. The Company is in discussions with several contract research organizations for completion of the FDA protocol for Phase III and submission of new drug application for marketing in the US and its territories.

The purchase price for the acquisition consists of the issuance by the Company of 20,000,000 shares of our Common Stock, par value $0.001 per share, to the stockholders of AngioSoma, Inc.

Further information is available on Forms 8K and 14F filed with the US Securities and Exchange Commission, available at http://www.sec.gov.

ABOUT ANGIOSOMA, INC.

AngioSoma, Inc. (http://www.angiosoma.com), based in Montgomery, Texas, acquired the rights to Liprostin™, a Peripheral Artery Disease therapy using FDA approved Alprostadil™ packaged inside a proprietary Liposome for controlled drug release.  Phase II Clinical Trials (a-b-c) had been completed with excellent results treating intermittent claudication (pain from walking) and non-healing ulceration.  Data shows Liprostin™ is more than twice as effective as and four times faster than FDA approved drug Cilostazol™ for treating intermittent claudication.  A huge, non-healing ulceration was eliminated in 200 days. The Company has established protocols and is ready to retain a Contract Research Organization to conduct Clinical Trials Phase III with the 60 patient protocol approved by the FDA, which will take approximately 12 months to complete.

NOTICE REGARDING FORWARD LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT

AngioSoma, Inc.

Alex K. Blankenship, President and CEO

14001 Walden Rd., Suite 600

Montgomery, Texas 77356

(832) 781-8521 | Blankenship@AngioSoma.com | www.angiosoma.com